EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS ANNOUNCES BYETTA REVENUE

Preliminary Fourth Quarter 2005 Results

San Diego, CA — January 26, 2006 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today announced that unaudited net product sales for BYETTA® (exenatide) injection for the quarter ended December 31, 2005 were approximately $49 million.  BYETTA net product sales consist of shipments to the Company’s wholesale customers, net of allowances for discounts, distribution fees and returns.  These preliminary results are being released in conjunction with today’s financial results announced by Eli Lilly and Company, Amylin’s collaborative partner for BYETTA.

Amylin also announced that the unaudited net loss for the quarter ended December 31, 2005 is expected to be $66 to $69 million, or $0.60 to $0.63 per share.  Amylin’s fourth quarter activities included increased investment in exenatide LAR (once-weekly formulation of BYETTA) and other compounds in the Company’s drug development pipeline, and increased selling, general and administrative expenses.

Amylin plans to release full financial results for the fourth quarter and year ended December 31, 2005 on Thursday, February 9, 2006, at the close of market, followed by a webcast of the Company’s Quarterly Update Conference Call at 5:00 p.m. ET/2:00 p.m. PT.  During the call, the Company plans to provide supporting details underlying its fourth quarter and 2005 financial results, and information regarding key trends and assumptions for 2006 operations.

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  The Company’s actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that the Company’s final audited results for the fourth quarter of fiscal 2005 could differ materially from those described above as a result of the Company’s customary quarterly financial closing procedures.  These and additional risks and uncertainties are described more fully in the Company’s most recently filed SEC documents, including its Form 10-Qs.  Amylin disclaims any obligation to update these forward-looking statements.

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CONTACT:

Mark Foletta

VP, Finance and CFO

Amylin Pharmaceuticals, Inc.

+1-858-552-2200

www.amylin.com